EXHIBIT 10.9

March 23, 2015

Ms. Denise Demeter
Graham Holdings
1300 N. 17th Street
Suite 17
Arlington, VA 22209

Dear Denise:

Per your request, this letter assures that however unlikely, should you be terminated anytime between now and June 1, 2018 for any reason other than cause, your pension benefit will be calculated as if you satisfied the Rule of 90 in §4.2(b) of the GHC Schedule of The Retirement Plan for Graham Holdings Company, provided however that all components of your Unrestricted Benefit other than the early retirement factor shall be computed using your actual age and years of service. The enhanced benefit shall be payable in the same form and at the same time as your benefit would otherwise be paid if you had not been terminated.

It is my strong hope that this letter will never be pulled from your files and that you will finish a long, productive and happy career at GHCO. Shareholders and employees will benefit if you do. It has been, and will continue to be I am sure, my pleasure to work with you.

Sincerely yours,

/s/ Ann L. McDaniel
Ann L. McDaniel
Senior Vice President